Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

PGT Innovations, Inc.:

We consent to the incorporation by reference in the registration statements of Form S-8 (Nos. 333-196048, 333-166075, 333-146719, 333-135616) of PGT Innovations, Inc. and subsidiaries of our reports dated March 10, 2017, with respect to the consolidated balance sheets of PGT Innovations, Inc. and subsidiaries as of December 31, 2016 and January 2, 2016, and the related consolidated statements of operations, comprehensive income, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2016, and related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 annual report on Form 10-K of PGT Innovations, Inc.

/s/ KPMG LLP

Tampa, Florida

March 10, 2017

Certified Public Accountants